Immediate
          Daniel  P.  Zoellner
          314/877-7052

                        RALCORP HOLDINGS, INC. ANNOUNCES
              EARNINGS FROM EQUITY INVESTMENT IN VAIL RESORTS, INC.

ST. LOUIS, MO, SEPTEMBER 16, 1999 With today's announcement by Vail Resorts, Inc. of its full year and fourth fiscal quarter results ended July 31, 1999, Ralcorp Holdings, Inc. was able to calculate the equity earnings that will be reflected in its results for the year and fourth fiscal quarter ending September 30, 1999. Ralcorp reports equity earnings from its Vail investment on a two-month lag due to Vail Resorts' fiscal year ending on July 31st compared to a Ralcorp fiscal year end of September 30th. Ralcorp holds 7.55 million shares of Vail Resorts common stock, which equates to an approximate 21.9 percent equity interest in Vail Resorts. In addition to the pure equity earnings calculation, Ralcorp also includes amortization income of approximately $1.9 million, annually. Such amortization income is a result of the January 1997 transaction in which Ralcorp sold its ski resort holdings to Vail Resorts.

For its fourth fiscal quarter ending September 30, 1999, Ralcorp Holdings will reflect a $2.5 million non-cash, pre-tax loss from its equity investment in Vail Resorts, Inc. In the comparable prior year quarter, Ralcorp recorded a $3.3 million equity loss, or approximately $.06 in diluted loss per share. For the year ended September 30, 1999, Ralcorp will reflect $4.7 million of non-cash, pre-tax equity earnings, compared to $10.6 million, or approximately $.20 per diluted share, for the year ended September 30, 1998.

The Company currently anticipates releasing its results for the fourth fiscal quarter and full fiscal year ending September 30, 1999 on November 2, 1999.

Ralcorp Holdings, Inc. has established a leadership position in the world of private label or store brand foods. Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes ready-to-eat and hot cereals, crackers and cookies, snack nuts, mayonnaise and shelf-stable salad dressings. As noted above, Ralcorp holds a 21.9 percent equity interest in Vail Resorts, Inc. (ticker: MTN), the premier mountain resort operator in North America.


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